EXHIBIT 99.2

March 31, 2018	QUARTERLY REPORT

Dear Shareholder:

C&N made substantial progress on a number of fronts that further align our Team’s efforts to “Create Value” for our customers, communities, and shareholders. Balancing our objectives of growing relationships, revenue and earnings today, while positioning C&N to compete successfully tomorrow and into the future, is the ongoing challenge. During the first three months of 2018, we produced strong financial results, which we will discuss further. At the same time, we completed development of a new mortgage loan origination system that will enable C&N to improve the customer experience, expand our product line, and compete aggressively with on-line providers. More to come as 2018 unfolds. We also introduced “PeoplePay,” our entry into the person-to-person (P2P) payments market, a fast, secure and easy way to send funds directly from one person to another. And finally, we introduced Instant Issue debit cards in a number of branches, providing the ability to issue a debit card to customers on the spot and for the Customer to activate their card in the branch and use it immediately.  This service will be of value to both new customers and those in need of a replacement. All of these initiatives add to our capacity to create value for our customers and shareholders today, tomorrow, and into the future.

The themes supporting our strong first quarter 2018 earnings performance are consistent with those we have set forth in prior periods. Revenue growth continued gaining traction as both net interest income and noninterest income showed healthy increases. Net loans outstanding increased, the balance sheet mix improved, trust-related income remained strong, and focus on deepening customer relationships all contributed to first quarter results. For simplicity, we will focus on comparing 2018 performance with the first quarter of 2017, and will address the impact of the late 2017 passage of federal tax reform legislation, as appropriate.

Net income was $0.36 per diluted share in the first quarter 2018, up 28.6% from $0.28 per share in the first quarter 2017. Net income was $4,375,000 in the first quarter 2018, an increase of $941,000 (27.4%) over first quarter 2017 net income of $3,434,000. Annualized return on average assets (ROA) and return on average equity (ROE) improved to 1.39% and 9.41% during the first quarter of 2018, as compared to 1.11% and 7.38%, respectively, a year earlier. First quarter 2018 earnings reflected the benefit of the reduction in the federal corporate income tax rate to 21%, effective January 1, 2018, from the 35% marginal tax rate in effect throughout 2017. Pre-tax income was $698,000 (15.8%) higher in the first quarter of 2018 as compared to the first quarter of 2017, while the income tax provision was $243,000 lower reflective of the recent reduction in federal tax rates. As a result, the effective tax rate of 14.5% for the first quarter of 2018 was well below the effective rate of 22.3% experienced in the first three months of 2017.

Net interest income increased $738,000 (7.3%) in the first quarter 2018 over the first quarter 2017 amount. Total interest and dividend income increased $778,000, while interest expense increased $40,000 producing a net interest margin of 3.84% for the first quarter 2018, or 0.06% higher than the first quarter 2017 level. The average yield on earning assets increased to 4.18% in the first quarter 2018 from 4.11% in the first quarter 2017. The improvement in average yield included an increase in average yield on taxable loans, due to recent increases in market interest rates, along with a favorable change in the mix of earning assets with growth in loans and a reduction in securities. Average total loans outstanding were higher by $57.5 million (7.6%) in the first quarter 2018 as compared to the first quarter 2017, while average total available-for-sale debt securities were lower by $34.9 million. Average total deposits were $30.3 million (3.1%) higher in the first quarter 2018 as compared to the first quarter 2017. The average rate paid on interest-bearing liabilities of 0.49% in the first quarter 2018 was up 0.02% as compared to the first quarter 2017. The average rate paid on deposits was up 0.11% in the first quarter 2018 as compared to the first quarter 2017, while the average cost of borrowed funds dropped to 1.64% from 2.20% as a result of the pay-off of higher-cost borrowings that matured in the latter portion of 2017.

The provision for loan losses of $292,000 in the first quarter 2018 was lower than the first quarter 2017 provision of $452,000. The first quarter 2018 provision included $191,000 attributable to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period. In comparison, the first quarter 2017 provision included $388,000 from the net increase in specific allowances on impaired loans as adjusted for net charge-offs.

Noninterest income increased $542,000 (14.0%) in the first quarter 2018 over the first quarter 2017 amount. Trust and financial management revenue increased $242,000 (20.5%), reflecting growth in assets under management resulting from market appreciation and new business, as well as an increase in fee levels. Service charges on deposit accounts increased $103,000 (9.4%) in the first quarter 2018 over the first quarter 2017 total, mainly due to increased fees from the overdraft privilege program and reflecting the benefit of operational improvements to the program that were instituted early in 2018.

There were no realized gains or losses from available-for-sale debt securities in the first quarter 2018. In comparison, gains from sales of securities totaled $145,000 in the first quarter 2017.

Total noninterest expense increased $597,000 (6.4%) in the first quarter 2018 over the first quarter 2017 amount. Salaries and wages expense increased $256,000 (6.6%), including the effects of annual performance-based salary adjustments for a majority of employees along with an increase of $86,000 in estimated cash and stock-based compensation expense and an increase in the average number of full-time equivalent employees (FTEs) to 294 in the first quarter 2018 from 289 in the first quarter 2017. Pensions and other employee benefits expense increased $86,000, including an increase of $81,000 in health care expenses due to higher claims on the partially self-insured plan. Over the last half of 2017 and first three months of 2018, C&N installed a new telephone system throughout most locations and implemented a new loan origination system. Costs associated with these projects contributed to increases in professional fees, data processing and other noninterest expense in the first quarter 2018 as compared to the first quarter 2017.

C&N continues to maintain a very strong capital position, providing the Company with the ability to pursue growth and expansion. We increased the quarterly cash dividend paid in February 2018 to $.27 per share from the $.26 per share paid in November 2017, reflecting the Board’s confidence in the ongoing financial strength of the Corporation. On April 19, 2018, the Board of Directors again declared a dividend of $.27 per share payable on May 11, 2018 to shareholders of record as of April 30, 2018. On an annualized basis, the quarterly payment produces a dividend yield of 4.68% on the March 31, 2018 market price of $23.09. In April 2016, the Board announced a common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under this program to date.

We appreciate your investment and ongoing support of C&N.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(Dollars In Thousands, Except Per Share Data) (Unaudited)
	1ST	1ST
	QUARTER	QUARTER
	2018	2017
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,890	$11,112	$778	7.00%
Interest Expense	993	953	40	4.20%
Net Interest Income	10,897	10,159	738	7.26%
Provision for Loan Losses	292	452	(160)	-35.40%
Net Interest Income After Provision for Loan Losses	10,605	9,707	898	9.25%
Noninterest Income	4,406	3,864	542	14.03%
Net Gains on Securities	0	145	(145)	-100.00%
Noninterest Expense	9,895	9,298	597	6.42%
Income Before Income Tax Provision	5,116	4,418	698	15.80%
Income Tax Provision	741	984	(243)	-24.70%
Net Income	$4,375	$3,434	$941	27.40%
Net Income Attributable to Common Shares (1)	$4,352	$3,416	$936	27.40%
PER COMMON SHARE DATA:
Net Income – Basic	$0.36	$0.28	$0.08	28.57%
Net Income – Diluted	$0.36	$0.28	$0.08	28.57%
Dividend Per Share	$0.27	$0.26	$0.01	3.85%
Number of Shares Used in Computation – Basic	12,189,471	12,085,729
Number of Shares Used in Computation – Diluted	12,222,256	12,131,410

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands) (Unaudited)
	MARCH 31,	MARCH 31,	MARCH 31, 2018 vs 2017
	2018	2017	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$36,860	$32,543	$4,317	13.27%
Available-for-sale Debt Securities	341,133	375,948	(34,815)	-9.26%
Loans Held for Sale	225	163	62	38.04%
Loans, Net	808,300	753,277	55,023	7.30%
Intangible Assets	11,953	11,958	(5)	-0.04%
Other Assets	59,645	60,035	(390)	-0.65%
TOTAL ASSETS	$1,258,116	$1,233,924	$24,192	1.96%
LIABILITIES
Deposits	$1,018,081	$980,251	$37,830	3.86%
Repo Sweep Accounts	5,482	6,244	(762)	-12.20%
Total Deposits and Repo Sweeps	1,023,563	986,495	37,068	3.76%
Borrowed Funds	39,122	52,888	(13,766)	-26.03%
Other Liabilities	9,049	7,191	1,858	25.84%
TOTAL LIABILITIES	1,071,734	1,046,574	25,160	2.40%
SHAREHOLDERS’ EQUITY
Common Shareholders’ Equity, Excluding Accumulated Other Comprehensive Loss	191,920	187,825	4,095	2.18%
Accumulated Other Comprehensive Loss:
Net Unrealized Losses on Available-for-sale Securities	(5,679)	(630)	(5,049)	801.43%
Defined Benefit Plans	141	155	(14)	-9.03%
TOTAL SHAREHOLDERS’ EQUITY	186,382	187,350	(968)	-0.52%
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,258,116	$1,233,924	$24,192	1.96%